Exhibit 97
THE SCOTTS MIRACLE-GRO COMPANY & SUBSIDIARIES

EXECUTIVE OFFICER CLAWBACK POLICY

GENERAL POLICY:

Executive Officer Clawback Policy. Effective 10/02/2023 (the “Effective Date”). This policy supersedes and replaces in its entirety the Executive Compensation Recovery Policy that was effective as of September 22, 2010.
1.    ADMINISTRATION AND APPLICATION. This Executive Officer Clawback Policy (this “Policy”) shall be administered and interpreted by the Compensation and Organization Committee (the “Committee”) of the Board of Directors (the “Board”) of The Scotts Miracle-Gro Company (and together with its affiliates, the “Company”). This Policy provides for the recovery of Erroneously Awarded Compensation from Executive Officers in the event of an Accounting Restatement. This Policy is intended to comply with, and shall be interpreted consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Section 303A.14 of the New York Stock Exchange (“NYSE”) Listed Company Manual (the “Listing Rule”). Unless otherwise defined in this Policy, capitalized terms used in this Policy have the meanings given to them in Section 2

SPECIFIC GUIDANCE:

2.    DEFINITIONS. For purposes of this Policy, the following capitalized terms have the meanings set forth below.
A.“Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
B.“Accounting Restatement Date” means the earlier to occur of: (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; and (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.
C.“Clawback Period” means, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Accounting

Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.
D.“Code” means the Internal Revenue Code of 1986, as amended.
E.“Erroneously Awarded Compensation” means, in the event of an Accounting Restatement, the amount of Incentive-Based Compensation received by an Executive Officer during the Clawback Period that exceeds the amount of Incentive-Based Compensation that otherwise would have been received by such Executive Officer had the Incentive-Based Compensation been determined based on the restated amounts in such Accounting Restatement. The amount of Erroneously Awarded Compensation shall be computed without regard to any taxes paid by the relevant Executive Officer (including any taxes withheld by the Company from the Incentive-Based Compensation paid to such Executive Officer). For Incentive-Based Compensation based on (or derived from) stock price or total stockholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (i) the Committee must determine the amount of Erroneously Awarded Compensation related to such Incentive-Based Compensation by making a reasonable estimate of the effect of the Accounting Restatement on the stock price or total stockholder return upon which the Incentive-Based Compensation was received; and (ii) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to NYSE.
F.“Executive Officer” means each individual who is currently or was previously designated as an “officer” of the Company as defined in Rule 16a-1(f) under the Exchange Act. For the avoidance of doubt, the identification of an executive officer for purposes of this Policy shall include each executive officer who is or was identified pursuant to Item 401(b) of Regulation S-K, as well as the principal financial officer and principal accounting officer (or, if there is no principal accounting officer, the controller).
G.“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure. A Financial Reporting Measure is not required to be presented within the Company’s financial statements or included in a filing with the SEC to qualify as a Financial Reporting Measure. For purposes of this Policy, Financial Reporting Measure includes, but is not limited to, stock price and total stockholder return.
H.“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

I.“SEC” means the U.S. Securities and Exchange Commission.
3.    APPLICATION. This Policy applies to all Incentive-Based Compensation received by a person: (a) after beginning service as an Executive Officer; (b) who served as an Executive Officer at any time during the performance period for such Incentive-Based Compensation; (c) while the Company had a class of securities listed on a national securities exchange or a national securities association; and (d) during the Clawback Period. For purposes of this Policy, Incentive-Based Compensation is considered “received” in the Company’s fiscal period during which the relevant Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period. For the avoidance of doubt, the terms of this Policy apply to any Incentive-Based Compensation received by Executive Officers on or after the Effective Date even if such Incentive-Based Compensation was approved, awarded, granted or paid to Executive Officers before the Effective Date.
4.    RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION. In the event of an Accounting Restatement, the Company shall reasonably promptly determine and recover the amount of any Erroneously Awarded Compensation received by any Executive Officer, as determined pursuant to this Policy. The Committee shall determine, in its sole and absolute discretion, the timing and method for recovering Erroneously Awarded Compensation, to the extent permitted under the Listing Rule and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code, which may include without limitation (a) seeking reimbursement of all or part of any cash or equity-based award, (b) cancelling prior cash or equity-based awards, (c) canceling or offsetting against any future payable or planned compensation (including, without limitation, base salary or cash or equity-based awards), (d) forfeiture of deferred compensation and (e) any other method authorized by applicable law or contract.
A.The Company’s recovery obligation pursuant to this Section 4 shall not apply if any of the following conditions are met and the Committee determines that such recovery would be impracticable:
i.The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to NYSE;
ii.Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to NYSE, that recovery would result in such a violation, and provide a copy of the opinion to NYSE; or
iii.Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Code and regulations thereunder.
5.    MEANS OF COLLECTING RECOVERY. Recovery may be obtained, without limitation, by reducing future payments or by seeking repayment or return of prior awards to the Executive Officer. All actions by the Company to recover Incentive Based Compensation shall be taken in accordance with applicable law. Any right of recovery or recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law, rule or regulation or pursuant to the terms of any similar policy in any employment agreement, award agreement or similar agreement and any other legal remedies available to the Company. Nothing contained in this Policy, and no recovery or recoupment as contemplated by this Policy, shall limit any claims, damages or other legal remedies the Company may have against an Executive Officer arising out of or resulting from any actions or omissions by the Executive Officer.
6.    INDEMNIFICATION PROHIBITION. The Company is prohibited from (a) indemnifying any Executive Officer against the loss of any Erroneously Awarded Compensation and (b) paying, or reimbursing any Executive Officer for, the cost of any insurance to cover any such loss.
7.    NOTICE. The Company shall take all appropriate steps to inform its Executive Officers of this Policy so that it is enforceable to the fullest extent legally permissible. These steps may include, without limitation, incorporating the terms of this Policy into the terms of any incentive plan or incentive award agreement applicable to Executive Officers and requiring an Executive Officer to acknowledge and agree that any employment agreement, award agreement or other agreement entered into or provided to such Executive Officer shall be subject to the terms of this Policy; provided, however, that the Company’s failure to do so shall not serve as a waiver of the Company’s rights or such Executive Officer’s obligations under this Policy with respect to any such employment agreement, award agreement or other agreement. In addition, the Company shall file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including disclosures required by applicable SEC filings.
8.    COORDINATION WITH LAW. The Committee is authorized to make all determinations under this Policy to the extent permitted by the Listing Rule and in compliance with Section 409A of the Code. In the event that any provision of this Policy is inconsistent with applicable laws, rules or regulations, including SEC rules or the rules of any national securities exchange or a national securities association on which the Company’s securities are listed, the Committee shall administer this Policy to comply with such laws, rules or regulations. All determinations made by the Committee pursuant to this Policy will be final and binding on all persons, including the Company and its shareholders and Executive Officers, and need not be uniform with respect to each individual subject to the Policy.
9.    AMENDMENT; TERMINATION. The Committee may amend this Policy from time to time in its sole and absolute discretion and shall amend this Policy as it deems necessary to comply with applicable laws, rules or regulations, including SEC rules or the rules of any national securities exchange or a national securities association on which the Company’s securities are listed. The Committee may terminate this Policy at any time. Notwithstanding anything to the contrary, no amendment or termination of this Policy shall adversely affect in any material way any Incentive-Based Compensation approved, granted, awarded, earned or paid to an Executive Officer prior to the effective date of such amendment or termination, except solely to the extent such amendment or termination is required by applicable laws, rules or regulations, including SEC rules or the rules of any national securities exchange or a national securities association on which the Company’s securities are listed.
10.    SUCCESSORS. This Policy is binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

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